UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 19, 2013

DIAMONDBACK ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-35700 (Commission File Number)	45-4502447 (I.R.S. Employer Identification Number)
500 West Texas Suite 1225 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01. Completion of Acquisition or Disposition of Assets.

We previously reported that (a) on August 28, 2013, we entered into a Purchase and Sale Agreement with IBEX Mineral Resources, LLC and Beehive Partners, LLC (together, the “Sellers”) to purchase mineral interests underlying approximately 15,000 gross (12,500 net) acres in Midland County, Texas in the Permian Basin (the “Acquisition”) and (b) on September 19, 2013, we closed the Acquisition for a cash purchase price of $440.0 million. We funded the Acquisition with the net proceeds of our offering of 7.625% Senior Notes due 2021 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act, which offering was completed on September 17, 2013. We are the operator of approximately 50% of the acreage associated with these mineral interests.

Item 9.01. Financial Statements and Exhibits.

We did not receive any financial statements from the Sellers in connection with the Acquisition and, to our knowledge, no financial statements exist with respect to the mineral interests that we acquired. Further, we have concluded that the Acquisition was the acquisition of assets and not of a business and, therefore, that no pre-Acquisition financial statements under Rule 3-05 of Regulation S-X, or pro forma financial statements under Article 11 of Regulation S-X, are required to be filed with this Form 8-K/A. Subsequent to the closing of the Acquisition, the Sellers, although not obligated to do so, provided us with certain information regarding the revenues they received in connection with the mineral interests we acquired in the Acquisition. The following table presents these revenues (consisting entirely of royalty payments) for the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013. This information has not been compiled, reviewed or audited by our independent auditors, or any other auditors, and we cannot assure you of the accuracy of this information. Further, due to changes in production from this acreage, fluctuations in commodity prices and other factors, many of which are beyond our control, the information presented below is not representative of the results that may be expected in future periods.

Mineral Interest Revenues
	Year Ended December 31,		Six Months Ended
	2011	2012	June 30, 2013
Revenues	$21,299,991	$24,611,808	$18,215,688

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date:	December 3, 2013	By:	/s/ Teresa L. Dick
Teresa L. Dick
Senior Vice President and Chief Financial Officer

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